         Exhibit 99.1

Alico, Inc. Announces Financial Results for the Second Quarter and Six Months Ended March 31, 2020

Fort Myers, FL, May 11, 2020 - Alico, Inc. (“Alico” or the “Company”) (Nasdaq: ALCO) today announces financial results for the second quarter of fiscal year 2020 and the six months ended March 31, 2020, the highlights which are as follows:

•	The coronavirus outbreak (“COVID-19”) has had minimal impact on the Company’s harvest and business operations.

•	Company paid a second quarter cash dividend and has no plans to reduce payout for the foreseeable future.

•	Demand for Not-From-Concentrate (“NFC”) orange juice surges - consumption increases 49.7% in trailing four-week period ended April 11, 2020 as compared to same period in prior year. (*)

•	Company has strengthened its liquidity by drawing down on its lines of credit to retain cash on its balance sheet during these uncertain times.

Results of Operations

For the six months ended March 31, 2020, the Company earned net income attributable to Alico common stockholders of approximately $4.4 million and earnings of $0.58 per diluted common share, compared to net income attributable to Alico common stockholders of approximately $5.1 million and earnings of $0.68 per diluted common share in the prior year. The decrease in net income attributable to Alico common stockholders is primarily due to a decline in the market price per pound solids for citrus fruit this season due to unfavorable industry supply dynamics and an increase in cost of goods sold specifically relating to the timing of the harvest. Partially offsetting this decrease was (i) an increase in Valencia boxes harvested relating to the timing of the harvest, (ii) funds awarded through the federal disaster relief program, (iii) a reduction in certain general and administrative costs and (iv) a gain on the sale of certain parcels on the east side of Alico Ranch.

When both periods are adjusted for certain non-recurring items, the Company had adjusted net income of $0.01 per diluted common share for the six months ended March 31, 2020, compared to adjusted income of $1.12 per diluted common share for the six months ended March 31, 2019. Adjusted EBITDA for the six months ended March 31, 2020 and 2019 was $10.3 million and $21.3 million, respectively.

These results reflect the seasonal nature of the Company’s business. The majority of the Company’s citrus crop is harvested in the second and third quarters of the fiscal year; consequently, most of the Company's profit and cash flows from operating activities are typically recognized in those quarters and our working capital requirements are typically greater in the first and fourth quarters of the fiscal year.

The Company reported the following financial results:

(in thousands, except for per share amounts and percentages)
	Three Months Ended March 31,				Six Months Ended March 31,
	2020	2019	Change		2020	2019	Change
Net income attributable to Alico, Inc. common stockholders	$3,571	$7,547	$(3,976)	(52.7)%	$4,362	$5,080	$(718)	(14.1)%
EBITDA (1)	$10,109	$15,231	$(5,122)	(33.6)%	$16,414	$17,510	$(1,096)	(6.3)%
Adjusted EBITDA (1)	$8,070	$17,278	$(9,208)	(53.3)%	$10,271	$21,338	$(11,067)	(51.9)%
Earnings per diluted common share	$0.48	$1.01	$(0.53)	(52.5)%	$0.58	$0.68	$(0.10)	(14.7)%
Net cash provided by operating activities	$17,731	$18,069	$(338)	(1.9)%	$11,688	$6,068	$5,620	92.6%

(1) See “Non-GAAP Financial Measures” at the end of this earnings release for details regarding these measures.

Alico Citrus Division Results

Citrus production for the three and six months ended March 31, 2020 and 2019 is summarized in the following table.

(in thousands, except per box and per pound solids data)

	Three Months Ended				Six Months Ended
	March 31,		Change		March 31,		Change
	2020	2019	Unit	%	2020	2019	Unit	%
Boxes Harvested:
Early and Mid-Season	2,266	2,120	146	6.9%	3,146	3,114	32	1.0%
Valencias	2,260	1,298	962	74.1%	2,260	1,298	962	74.1%
Total Processed	4,526	3,418	1,108	32.4%	5,406	4,412	994	22.5%
Fresh Fruit	108	33	75	NM	203	136	67	49.3%
Total	4,634	3,451	1,183	34.3%	5,609	4,548	1,061	23.3%

Pound Solids Produced:
Early and Mid-Season	13,091	11,735	1,356	11.6%	17,947	16,873	1,074	6.4%
Valencias	13,661	7,831	5,830	74.4%	13,661	7,831	5,830	74.4%
Total	26,752	19,566	7,186	36.7%	31,608	24,704	6,904	27.9%

Average Pound Solids per Box:
Early and Mid-Season	5.78	5.54	0.24	4.3%	5.70	5.42	0.28	5.2%
Valencias	6.04	6.04	—	—%	6.04	6.04	—	—%

Price per Pound Solids:
Early and Mid-Season	$1.70	$2.38	$(0.68)	(28.6)%	$1.74	$2.35	$(0.61)	(26.0)%
Valencias	$1.89	$2.39	$(0.50)	(20.9)%	$1.89	$2.39	$(0.50)	(20.9)%
NM - Not meaningful

For the six months ended March 31, 2020, Alico Citrus harvested approximately 5.61 million boxes of fruit, an increase of 23.3% from the same period of the prior fiscal year. The increase was principally related to the harvest for the Valencia fruit commencing earlier in the current fiscal year compared to the prior fiscal year. The Company has seen a reduction in its average realized/blended price per pound solid fall from $2.36 in the prior fiscal year to $1.81 in the current fiscal year, largely due to the Florida citrus crop being greater than expected in the 2018/2019 harvest season, leading to excess inventory levels in the current harvest season. Also impacting the price reduction was the continued inflow of imported fruit.

The Company expects to complete its current year harvest season by mid-May 2020. To date, the Company’s harvesting activities have not been impacted by the coronavirus pandemic, and there has been no disruption in delivering fruit to the processors, all of whom indicated they have been rigorous in their safety protocols. Alico is encouraged by a measurable increase in not-from-concentrate orange juice consumption by retail consumers during the past quarter which is reducing inventory levels at the Florida citrus processors, and which is expected to improve market pricing in the next harvest season.

Water Resources and Other Operations Division Results

Operating results for the Water Resources and Other Operations Division for the six months ended March 31, 2020 improved by approximately $0.4 million compared to the six months ended March 31, 2019. This was primarily due to lower expenses related to the dispersed water project, as well as a reduction in land consulting expenses.

Management Comment

John Kiernan, President and Chief Executive Officer, commented, “The coronavirus has had an impact on all of us personally, but so far there has been no disruption to our business. We have been able to prioritize the health and safety of our employees by instituting applicable health guidelines without impacting our day-to-day activities. Alico is fortunate to have individual grove managers who have been managing our operations for between 15 and 45 years enabling us to navigate through these challenging times seamlessly. We believe our grove managers are some of the best in the industry.

“Alico did not seek any federal relief under the CARES Act. However, because we cannot predict the impact of COVID-19 going forward we decided to draw down on our lines of credit and strengthen our liquidity during these uncertain times by placing enough cash on our balance sheet to meet operating expenses for more than a full year.

“As expected in fiscal year 2020, Alico will realize lower profits and lower rates of return this year as a result of lower market prices for citrus fruit. However, we are encouraged by the recent increase in demand among retail consumers for NFC orange juice, which, when combined with the impact of lower levels of imported juice, potentially will improve market pricing next season as processor inventory supplies decrease.”

Mr. Kiernan continued, “For the first time since 2015, excluding our purchases of small citrus groves within its existing grove, Alico has purchased a new citrus grove. Although only 334 acres in size, this well-managed grove in Polk County is adjacent to another Alico citrus grove, and we anticipate will allow us to realize operating economies of scale. This transaction was done in coordination with the sale of a small portion of the east side of Alico Ranch, which allowed us to defer taxes on the gain associated with this sale.

“The Alico Board remains confident about our business model and prospects in the citrus industry and is committed to continue uninterrupted quarterly dividend payments as we have done for the past five decades.”

Other Corporate Financial Information

General and administrative expenses for the six months ended March 31, 2020 totaled approximately $5.7 million, compared to approximately $8.1 million for the six months ended March 31, 2019. The decrease was attributable in large part to (i) a reduction in professional fees of approximately $2.3 million relating to corporate matters incurred in the six months ended March 31, 2019, (ii) a reduction in consulting and separation fees of $0.8 million incurred in the six months ended March 31, 2019 relating to a settlement agreement with a former senior executive and (iii) a reduction in rent expense of approximately $0.15 million as a result of the Company not renewing its lease for office space in New York City. These decreases were partially offset by an adjustment to stock compensation expense whereby the Company recorded a reduction in stock compensation expense of approximately $0.8 million for the six months ended March 31, 2019, as a result of a former senior executive forfeiting his stock options as part of a settled litigation.

Other expense, net, for the six months ended March 31, 2020 and 2019 was approximately $0.2 million and approximately $4.8 million, respectively. The decrease in the other expense, net is primarily due to (i) the Company recording a gain on sale of real estate, property and equipment and assets held for sale of approximately $2.9 million during the six months ended March 31, 2020 while in the same period in the prior year no significant gain on sale of assets was recorded, (ii) the Company recording less interest expense by approximately $0.9 million as a result of borrowing on average fewer funds under its line of credit in the six months ended March 31, 2020, as compared to the six months ended March 31, 2019, along with the reduction of its long-term debt attributable to making its mandatory principal payments and (iii) during the six months ended March 31, 2019, the Company recorded an expense of approximately $1.0 million relating to the change in fair value of the derivative asset and derivative liabilities.

During the six months ended March 31, 2020 the Company received approximately $4.6 million of additional proceeds under the Florida Citrus Recovery Block Grant (“Florida CRBG”) program relating to Hurricane Irma. To date, the Company has received $20.2 million of proceeds under the Florida CRBG program, which represented reimbursement under Part 1 and Part 2. The timing and amount to be received under Part 3 of the Florida CRBG program, if any, has not yet been finalized.

Dividend

On April 10, 2020, the Company paid a second quarter cash dividend of $0.09 per share on its outstanding common stock to stockholders of record as of March 27, 2020.

Balance Sheet and Liquidity

The Company continues to demonstrate financial strength within its balance sheet, as highlighted below:

•	The Company’s working capital, excluding the $66.7 million drawn on its lines of credit which is in cash, was approximately $25.8 million at March 31, 2020, representing a 2.09 to 1.00 ratio.

•
The Company continues to improve upon its debt to equity ratio. At March 31, 2020, September 30, 2019 and September 30, 2018, the ratios, excluding the $66.7 million drawn on is line of credit which is in cash, were 0.76 to 1.00, 0.82 to 1.00 and 1.00 to 1.00, respectively.

At March 31, 2020, the Company had term debt, including lines of credit, net of cash and cash equivalents and restricted cash, of $136.3 million.

About Alico

Alico, Inc. primarily operates two divisions: Alico Citrus, one of the nation’s largest citrus producers, and Alico Water Resources and Other Operations, a leading water storage and environmental services division. Learn more about Alico (Nasdaq: “ALCO”) at www.alicoinc.com.

_____________________________
* - Source: Nielsen
_____________________________

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements are based on Alico’s current expectations about future events and can be identified by terms such as “plans,” “expect,” “may,” “anticipate,” “intend,” “should be,” “will be,” “is likely to,” “believes,” and similar expressions referring to future periods.

Alico believes the expectations reflected in the forward-looking statements are reasonable but cannot guarantee future results, level of activity, performance or achievements. Actual results may differ materially from those expressed or implied in the forward-looking statements. Therefore, Alico cautions you against relying on any of these forward-looking statements. Factors which may cause future outcomes to differ materially from those foreseen in forward-looking statements include, but are not limited to: changes in laws, regulation and rules; weather conditions that affect production, transportation, storage, demand, import and export of fresh product and their by-products; increased pressure from diseases including citrus greening and citrus canker, as well as insects and other pests; disruption of water supplies or changes in water allocations; market pricing of citrus; pricing and supply of raw materials and products; market responses to industry volume pressures; pricing and supply of energy; changes in interest rates; availability of financing for land development activities and other growth and corporate opportunities; onetime events; acquisitions and divestitures; seasonality; labor disruptions; inability to pay debt obligations; inability to engage in certain transactions due to restrictive covenants in debt instruments; government restrictions on land use; changes in agricultural land values; the Company's receipt of future funding from the state of Florida in connection with water retention projects; impact of the coronavirus pandemic on our agriculture operations, including without limitation demand for product, supply chain, health and availability of our labor force and the labor force of our competitors and access to governmental loans and incentives; any reduction in the public float resulting from repurchases of common stock by the Company; changes in equity awards to employees; any increase in public float resulting from the distribution by 734 Investors of its shares to its members; whether the Company's dividend policy, including its recent increased dividend amounts, is continued; expressed desire of certain of our stockholders to liquidate their shareholdings by virtue of past market sales of common stock by sales of common stock or by way of future transactions; political changes and economic crises; competitive actions by other companies; risks related to the duration and severity of the COVID-19 outbreak and its impact on the Company’s business; the impact of the COVID-19 outbreak on the U.S. and global economies and financial market; increased competition from international companies; changes in environmental regulations and their impact on farming practices; the ability to secure permits for the Water Storage Contract and Project from the South Florida Water Management District; the land ownership policies of governments; changes in government farm programs and policies and international reaction to such programs; changes in pricing calculations with our customers; fluctuations in the value of the U. S. dollar, interest rates, inflation and deflation rates; length of terms of contracts with customers; impact on concentration of sales to one customer; and changes in and effects of crop insurance programs, global trade agreements, trade restrictions and tariffs; and soil conditions, harvest yields, prices for commodities, and crop production expenses. Other risks and uncertainties include those that are described in Alico’s SEC filings, which are available on the SEC’s website at http://www.sec.gov. Alico undertakes no obligation to subsequently update or revise the forward-looking statements made in this press release, except as required by law.

Investor Contact:

Investor Relations
(646) 277-1254
InvestorRelations@alicoinc.com

Richard Rallo
Senior Vice President and Chief Financial Officer
(239) 226-2000
rrallo@alicoinc.com

ALICO, INC. CONDENSED CONSOLIDATED BALANCE SHEETS (in thousands, except share amounts)

	March 31,	September 30,
	2020	2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$80,407	$18,630
Accounts receivable, net	4,385	713
Inventories	28,503	40,143
Assets held for sale	1,366	1,442
Prepaid expenses and other current assets	1,521	1,049
Total current assets	116,182	61,977

Restricted cash	3,671	5,208
Property and equipment, net	347,816	345,648
Goodwill	2,246	2,246
Other non-current assets	2,369	2,309
Total assets	$472,284	$417,388

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$5,154	$4,163
Accrued liabilities	4,943	7,769
Long-term debt, current portion	5,130	5,338
Deferred retirement obligations	5,226	5,226
Income taxes payable	2,660	5,536
Other current liabilities	554	919
Total current liabilities	23,667	28,951

Long-term debt:
Principal amount, net of current portion	148,499	158,111
Less: deferred financing costs, net	(1,240)	(1,369)
Long-term debt less current portion and deferred financing costs, net	147,259	156,742
Lines of credit	66,714	—
Deferred income tax liabilities, net	31,298	32,125
Other liabilities	278	172
Total liabilities	269,216	217,990

Stockholders' equity:
Preferred stock, no par value, 1,000,000 shares authorized; none issued	—	—
Common stock, $1.00 par value, 15,000,000 shares authorized; 8,416,145 shares issued and 7,479,671 and 7,476,513 shares outstanding at March 31, 2020 and September 30, 2019, respectively	8,416	8,416
Additional paid in capital	20,174	19,781

Treasury stock, at cost, 936,474 and 939,632 shares held at March 31, 2020 and September 30, 2019, respectively	(31,784)	(31,943)
Retained earnings	201,065	198,049
Total Alico stockholders' equity	197,871	194,303
Noncontrolling interest	5,197	5,095
Total stockholders' equity	203,068	199,398
Total liabilities and stockholders' equity	$472,284	$417,388

ALICO, INC. CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share amounts)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019
Operating revenues:
Alico Citrus	$49,801	$47,823	$59,976	$61,720
Water Resources and Other Operations	714	698	1,544	1,580
Total operating revenues	50,515	48,521	61,520	63,300

Operating expenses:
Alico Citrus	43,518	31,582	48,358	42,456
Water Resources and Other Operations	380	625	931	1,348
Total operating expenses	43,898	32,207	49,289	43,804
Gross profit	6,617	16,314	12,231	19,496
General and administrative expenses	2,953	4,654	5,713	8,104

Income from operations	3,664	11,660	6,518	11,392

Other income (expense), net:
Interest expense	(1,452)	(1,963)	(2,996)	(3,880)
Gain on sale of real estate, property and equipment and assets held for sale	2,838	1	2,863	23
Change in fair value of derivatives	—	(33)	—	(989)
Other income (expense)	12	23	(64)	10
Total other income (expense), net	1,398	(1,972)	(197)	(4,836)

Income before income taxes	5,062	9,688	6,321	6,556
Income tax provision	1,496	2,228	1,857	1,599

Net income	3,566	7,460	4,464	4,957
Net loss (income) attributable to noncontrolling interests	5	87	(102)	123
Net income attributable to Alico, Inc. common stockholders	$3,571	$7,547	$4,362	$5,080

Per share information attributable to Alico, Inc. common stockholders:
Earnings per common share:
Basic	$0.48	$1.01	$0.58	$0.68
Diluted	$0.48	$1.01	$0.58	$0.68
Weighted-average number of common shares outstanding:
Basic	7,480	7,463	7,478	7,471
Diluted	7,496	7,469	7,494	7,506

Cash dividends declared per common share	$0.09	$0.06	$0.18	$0.12

ALICO, INC. CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED) (in thousands)

	Six Months Ended March 31,
	2020	2019
Net cash provided by operating activities:
Net income	$4,464	$4,957
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion and amortization	7,199	6,951
Deferred income tax (benefit) expense	(827)	73
Gain on sale of real estate, property and equipment and assets held for sale	(2,863)	(23)
Change in fair value of derivatives	—	989
Impairment of long-lived assets	723	—
Impairment of right-of-use asset	87	—
Stock-based compensation expense	790	223
Other	(36)	(51)
Changes in operating assets and liabilities:
Accounts receivable	(3,672)	(11,453)
Inventories	11,640	4,922
Prepaid expenses	(234)	92
Other assets	(387)	—
Accounts payable and accrued liabilities	(2,061)	370
Income tax payable	(2,876)	(852)
Other liabilities	(259)	(130)
Net cash provided by operating activities	11,688	6,068

Cash flows from investing activities:
Purchases of property and equipment	(9,960)	(9,524)
Net proceeds from sale of property and equipment and assets held for sale	2,994	202
Change in deposits on purchase of citrus trees	(57)	(515)
Deposit on purchase of citrus grove	(25)	—
Advances on notes receivables, net	87	50
Net cash used in investing activities	(6,961)	(9,787)

Cash flows from financing activities:
Repayments on revolving lines of credit	(18,805)	(41,360)
Borrowings on revolving lines of credit	85,519	63,637
Principal payments on term loans	(9,820)	(5,437)
Treasury stock purchases	(238)	(25,576)
Payment on termination of sugarcane agreement	—	(11,300)
Dividends paid	(1,120)	(895)
Deferred financing costs	(23)	—
Net cash provided by (used in) financing activities	55,513	(20,931)

Net increase (decrease) in cash and cash equivalents and restricted cash	60,240	(24,650)
Cash and cash equivalents and restricted cash at beginning of the period	23,838	32,260

Cash and cash equivalents and restricted cash at end of the period	$84,078	$7,610

Non-GAAP Financial Measures

Adjusted EBITDA
(in thousands)
	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019

Net income attributable to common stockholders	$3,571	$7,547	$4,362	$5,080
Interest expense	1,452	1,963	2,996	3,880
Income tax provision	1,496	2,228	1,857	1,599
Depreciation, depletion and amortization	3,590	3,493	7,199	6,951
EBITDA	10,109	15,231	16,414	17,510
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	87	—
Impairment of long-lived assets	635	—	723	—
Employee stock compensation expense (1)	327	255	435	570
Separation agreement expense (2)	—	800	104	800
Tender offer expenses	—	—	—	32
Professional fees relating to corporate matters	—	1,783	—	2,283
Change in fair value of derivatives	—	33	—	989
Forfeiture of stock options (3)	—	(823)	—	(823)
Federal relief proceeds - Hurricane Irma	(163)	—	(4,629)	—
Gains on sale of real estate and property and equipment and assets held for sale	(2,838)	(1)	(2,863)	(23)

Adjusted EBITDA	$8,070	$17,278	$10,271	$21,338

(1) Includes stock compensation expense for current and former executives and managers.
(2) Includes separation expenses for a former CEO and senior manager.
(3) Includes forfeitures of stock options by former CEO, resulting in expense recapture.

Adjusted Earnings Per Diluted Common Share
(in thousands)

	Three Months Ended March 31,		Six Months Ended March 31,
	2020	2019	2020	2019

Net income attributable to common stockholders	$3,571	$7,547	$4,362	$5,080
Adjustments for non-recurring items:
Impairment of right-of-use asset	—	—	87	—
Impairment of long-lived assets	635	—	723	—
Employee stock compensation expense (1)	327	255	435	570
Separation agreement expense (2)	—	800	104	800
Tender offer expenses	—	—	—	32
Professional fees relating to corporate matters	—	1,783	—	2,283
Change in fair value of derivatives	—	33	—	989
Forfeiture of stock options (3)	—	(823)	—	(823)
Federal relief proceeds - Hurricane Irma	(163)	—	(4,629)	—
Gains on sale of real estate and property and equipment and assets held for sale	(2,838)	(1)	(2,863)	(23)
Tax impact	630	(322)	1,832	(532)

Adjusted net income attributable to common stockholders	$2,162	$9,272	$51	$8,376

Diluted common shares	7,496	7,469	7,494	7,506

Adjusted net income per diluted common share	$0.29	$1.24	$0.01	$1.12

(1) Includes stock compensation expense for current and former executives and managers.
(2) Includes separation expenses for a former CEO and senior manager.
(3) Includes forfeitures of stock options by former CEO, resulting in expense recapture.

Alico utilizes the non-GAAP measures EBITDA, Adjusted EBITDA and Adjusted Earnings per Diluted Common Share among other measures, to evaluate the performance of its business. Due to significant depreciable assets associated with the nature of our operations and, to a lesser extent, interest costs associated with our capital structure, management believes that EBITDA, Adjusted EBITDA and Adjusted Earnings per Diluted Common Share are important measures to evaluate our results of operations between periods on a more comparable basis and to help investors analyze underlying trends in our business, evaluate the performance of our business both on an absolute basis and relative to our peers and the broader market, provide useful information to both management and investors by excluding certain items that may not be indicative of our core operating results and operational strength of our business and help investors evaluate our ability to service our debt. Such measurements are not prepared in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”) and should not be construed as an alternative to reported results determined in accordance with U.S. GAAP. The non-GAAP information provided is unique to Alico and may not be consistent with methodologies used by other companies. EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization. Adjusted EBITDA is defined as net income before interest expense, provision for income taxes, depreciation and amortization and adjustments for non-recurring transactions or transactions that are not indicative of our core operating results, such as gains or losses on sales of real estate, property and equipment and assets held for sale. Adjusted Earnings per Diluted Common Share is defined as net income adjusted for non-recurring transactions divided by diluted common shares.